Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

WEBMD HEALTH CORP.

OF

UP TO $150 MILLION IN VALUE OF SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE OF EITHER $24.50 OR $26.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, APRIL 3, 2012 UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION TIME”).

WebMD Health Corp., a Delaware corporation (the “Company,” “we,” or “us”), is offering to purchase up to $150 million in value of shares of its common stock, $.01 par value per share (the “common stock”), at a price of either $24.50 or $26.00 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

Tendering stockholders may specify a price of either $24.50 or $26.00 per share at which they are willing to sell their shares. On the terms and subject to the conditions of the Offer, we will designate a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders, as follows:

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if a sufficient number of shares is tendered at $24.50 per share to allow us to purchase shares having an aggregate purchase price of $150 million, the purchase price will be $24.50 per share for all shares purchased and no shares tendered at $26.00 per share will be purchased;

•	if shares tendered at $26.00 per share would need to be purchased to allow us to purchase shares having an aggregate purchase price of $150 million, the purchase price will be $26.00 per share; and

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if an insufficient number of shares is properly tendered and not properly withdrawn to allow us to purchase $150 million in value of shares, the purchase price will be $26.00 per share unless no shares are properly tendered and not properly withdrawn at that price, in which case the purchase price will be $24.50 per share, subject to the condition that a minimum of 3 million shares be properly tendered by stockholders and not properly withdrawn.

All shares acquired in the Offer will be acquired at the designated purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All shares accepted for payment will be paid promptly after the expiration of the tender offer period, net in cash, less any applicable withholding taxes and without interest. At $24.50 per share, we would repurchase a maximum of 6,122,448 shares and at $26.00 per share, we would repurchase a maximum of 5,769,230 shares. Due to the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if the number of shares properly tendered at or below the designated price and not properly withdrawn have an aggregate value in excess of $150 million. Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 6,122,448 shares, to change the stockholders’ per share purchase price options of $24.50 or $26.00 and to increase or decrease the aggregate value of shares sought in the Offer, subject to applicable law. See Section 1.

In accordance with the rules of the Securities and Exchange Commission, in the event that more than $150 million in value of shares are properly tendered in the Offer, we may exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding shares without extending the expiration date. See Sections 1 and 15.

The Offer is subject to certain conditions, including that a minimum of 3 million shares be properly tendered and not properly withdrawn in the Offer. See Section 7.

The shares are listed and traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “WBMD.” We announced our intention to make the Offer after the market closed on February 23, 2012. On that day, the NASDAQ Official Closing Price per share of our common stock was $25.27 per share. On March 5, 2012, the last full trading day before commencement of the Offer, the NASDAQ Official Closing Price per share of our common stock was $24.86. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares and we have not authorized any person to make any such recommendation. You must decide whether to tender your shares and, if so, how many shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and should discuss whether to tender your shares with your broker or other financial or tax advisor. See Section 2 and Section 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

March 6, 2012

IMPORTANT

If you desire to tender all or any portion of your shares, you should either (1)(a) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, or facsimile thereof, together with any other required documents, including the share certificates, to the Depositary (as defined herein) or (b) tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3, or (2) request that your bank, broker, dealer, trust company or other nominee effect the transaction for you. If you have shares registered in the name of a bank, broker, dealer, trust company or other nominee you must contact that institution if you desire to tender those shares.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

To properly tender shares, you must validly complete the Letter of Transmittal. If you are tendering shares under the WebMD 401(k) Savings Plan, you must validly follow the tender instructions provided by the plan trustee.

If you check the box next to the price of $24.50 in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered,” you will maximize the chance that your shares will be purchased by us. However, you should understand that this election may lower the purchase price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $24.50 per share, a price that is below the closing market price for the shares on March 5, 2012, the last full trading day before we commenced the Offer, when the NASDAQ Official Closing Price was $24.86. The minimum purchase price of $24.50 per share could be below the NASDAQ Official Closing Price for the shares on the expiration date.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer, at its address and telephone number set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any U.S. state where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such U.S. state.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Information Agent or the Depositary.

SPECIAL INSTRUCTIONS FOR INDIVIDUALS HOLDING PHYSICAL CERTIFICATES

FOR SHARES OF HLTH COMMON STOCK

On October 23, 2009, WebMD completed its merger with HLTH Corporation (which we refer to as the Merger). In the Merger, each share of HLTH common stock was converted into the right to receive 0.4444 shares of WebMD common stock. This Offer to Purchase and the related Letter of Transmittal were mailed by the Depositary to all persons holding unexchanged certificates representing shares of HLTH common stock. If you still hold a stock certificate or certificates for shares of common stock of HLTH Corporation (“HLTH”) or one of its predecessor companies, you can use the Letter of Transmittal sent to you with this Offer to Purchase to submit the certificate(s) to American Stock Transfer & Trust Company, LLC (“AST”) and AST will:

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process, in its capacity as Exchange Agent for the Merger, the exchange of your stock certificate(s) into WebMD common stock in accordance with the provisions of the Agreement and Plan of Merger, dated as of June 17, 2009, between HLTH and WebMD, which will result in each share of HLTH common stock represented by a properly submitted certificate being converted into 0.4444 shares of WebMD common stock (plus cash in lieu of any fractional share); and

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in its capacity as the Depositary for the Offer, receive your tender of all or a portion of the resulting shares of WebMD common stock, which will then be treated in the same manner as other shares of WebMD common stock tendered into the Offer, as described in this Offer to Purchase.

The Letter of Transmittal for the Offer contains the instructions you will need to submit such a stock certificate with the Letter of Transmittal for the Offer. If you have already sent your stock certificate(s) to AST using the letter of transmittal for the Merger sent to you shortly after completion of the Merger, you must wait to receive any WebMD Common Stock certificate or certificates you requested through that process and then can use the Letter of Transmittal for the Offer to submit those certificates.

These Special Instructions apply only to holders of physical stock certificates representing shares of HLTH common stock.

If you hold through a broker or other intermediary, you will NOT need to use the Letter of Transmittal and these Special Instructions do NOT apply to you.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our common stock as the “shares.” This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the remainder of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

The Company is offering to purchase up to $150 million in value of shares of its common stock, par value $.01 per share. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

The price options for the Offer are either $24.50 or $26.00 per share. We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to specify a price of either $24.50 or $26.00 per share at which you are willing to sell your shares. We will designate a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders, as follows:

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if a sufficient number of shares is tendered at $24.50 per share to allow us to purchase shares having an aggregate purchase price of $150 million, the purchase price will be $24.50 per share for all shares purchased and no shares tendered at $26.00 per share will be purchased;

•	if shares tendered at $26.00 per share would need to be purchased to allow us to purchase shares having an aggregate purchase price of $150 million, the purchase price will be $26.00 per share; and

•

if an insufficient number of shares is properly tendered and not properly withdrawn to allow us to purchase $150 million in value of shares, the purchase price will be $26.00 per share unless no shares are properly tendered and not properly withdrawn at that price, in which case the purchase price will be $24.50 per share, subject to the condition that a minimum of 3 million shares be properly tendered by stockholders and not properly withdrawn.

We will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase. The purchase price designated by us is referred to as the “Final Purchase Price.” All shares we purchase will be purchased at the Final Purchase Price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the Final Purchase Price. We will determine the purchase price for tendered shares promptly after the Offer expires. If your shares are purchased in the Offer, we will pay you the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Sections 1 and 5.

If you check the box next to the price of $24.50 in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered,” you will maximize the chance that your shares will be purchased by us. However, you should understand that this election may lower the purchase price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $24.50 per share, a price that is below the closing market price for the shares on March 5, 2012, the last full trading day before we commenced the Offer, when the NASDAQ Official Closing Price was $24.86. The minimum purchase price of $24.50 per share could be below the NASDAQ Official Closing Price for the shares on the expiration date.

If you are a participant in the WebMD 401(k) Savings Plan, you should be aware that the plan is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, depending on the NASDAQ Official Closing Price per share of the common stock on or about the expiration date of the Offer, the plan

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trustee may be unable to follow a participant’s directions to tender shares to us. The plan trustee will tender or not tender shares as follows:

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If the NASDAQ Official Closing Price per share of the common stock on or about the expiration date of the Offer is greater than the maximum tender price offered by us ($26.00 per share), notwithstanding the participant’s direction to tender shares in the Offer, the shares will not be tendered.

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If the NASDAQ Official Closing Price per share of the common stock on or about the expiration date of the Offer is lower than the price at which the participant directs shares be tendered, the plan trustee will follow the participant’s direction both as to percentage of shares to tender and as to the price at which such shares are tendered.

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If the participant directs shares to be tendered at $24.50, and the NASDAQ Official Closing Price per share of the common stock on or about the expiration date of the Offer is greater than $24.50 but less than $26.00, the plan trustee will follow the participant’s direction regarding the percentage of shares to be tendered, but will increase the price election to $26.00. See Sections 1 and 5.

How many shares will the Company purchase in the Offer?

We will purchase shares of our common stock having an aggregate purchase price of $150 million in the Offer, or if a lesser number of shares are properly tendered, all shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn.

At the maximum purchase price of $26.00 per share, we would purchase 5,769,230 shares if the Offer is fully subscribed, which would represent approximately 10.1% of the issued and outstanding shares as of March 5, 2012. At the minimum purchase price of $24.50 per share, we would purchase 6,122,448 shares if the Offer is fully subscribed, which would represent approximately 10.8% of the issued and outstanding shares as of March 5, 2012.

If more than $150 million in value of the Company’s shares are properly tendered at the Final Purchase Price, we will purchase all shares properly tendered on a pro rata basis, except for “odd lots” (lots held by owners of fewer than 100 shares), which we will purchase on a priority basis, and conditional tenders whose condition was not met, which we will not purchase (except as described in Section 6). We also expressly reserve the right to purchase additional shares, up to 2% of our outstanding shares (approximately 1.1 million shares, based on 56,868,317 shares of our common stock issued and outstanding as of March 2, 2012, including shares of unvested restricted stock), without extending the Offer, and could decide to purchase more shares, subject to applicable legal requirements. See Sections 1 and 7.

The Offer is conditioned on a minimum number of 3 million shares being tendered by stockholders and not properly withdrawn and is also subject to certain other conditions described below.

How will the Company pay for the shares?

The maximum aggregate purchase price for shares purchased in the Offer will be $150 million. We expect that expenses for the Offer will be approximately $750,000. We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer from cash and cash equivalents on hand. See Section 9. The Offer is not separately conditioned upon the receipt of financing.

How long do I have to tender my shares; Can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires.    The Offer will expire on Tuesday, April 3, 2012, at 5:00 p.m., New York City time, unless we extend it (the “Expiration Time”). See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for administrative reasons, such as four business days before the expiration of the Offer (e.g., 4:00 p.m., New York City time, on Wednesday, March 28, 2012), for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. Similarly, if you are a participant in the WebMD 401(k) Savings Plan, there will be an earlier deadline for accepting the Offer. WebMD 401(k) Savings Plan participants should confirm their deadlines by carefully reading the materials provided to them by the plan trustee. See Section 3.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time (as defined herein). We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

As of February 29, 2012, we had approximately $1.1 billion in cash and cash equivalents. We will use a portion of our cash and cash equivalents to fund the Offer. Our Board of Directors, after evaluating expected capital requirements of our operations and other expected cash commitments, believes that purchasing shares of our common stock in the Offer represents a prudent use of the funds required for the Offer. The Offer represents an opportunity for us to return capital to our stockholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, stockholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. The Offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. See Section 2.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•	A minimum of 3 million shares shall be properly tendered and not properly withdrawn in the Offer.

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No general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

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No significant changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to adversely affect our business or the trading in the shares shall have occurred.

•	No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to adversely affect the Offer.

•	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us.

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No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

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Our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our common stock (1) to be delisted from NASDAQ or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (2) to be held of record by less than 300 persons.

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No decrease of more than 10% in the market price for the shares, the Dow Jones Industrial Average, the NASDAQ Composite Index or the S&P 500 Composite Index, measured from the date of the Offer, shall have occurred.

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No person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission before March 6, 2012), and no person or group which has made such a filing before March 6, 2012 shall acquire or publicly announce its proposal to acquire an additional 1% or more of our outstanding Shares. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding shares.

The Offer is subject to a number of other conditions described in greater detail in Section 7.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on NASDAQ or to not continue to be eligible for registration under the Exchange Act. See Section 7.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on Tuesday, April 3, 2012, or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

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If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, or a facsimile thereof, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

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If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent or your broker for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal. Please see the Special Instructions below if you wish to tender shares held in the WebMD 401(k) Savings Plan.

How do participants who hold physical certificates for shares of HLTH common stock participate in the Offer?

As a result of the Merger, if you still hold a stock certificate or certificates for shares of common stock of HLTH or one of its predecessor companies, you can use the Letter of Transmittal to submit the certificate(s) to the Depositary and the Depositary will (1) process, in its capacity as Exchange Agent for the merger, the exchange of your stock certificate(s) into shares of the Company’s common stock, which will result in each share of HLTH common stock represented by a properly submitted certificate being converted into 0.4444 shares of the Company’s common stock (plus cash in lieu of any fractional share); and (2) in its capacity as the Depositary, receive your tender of all or a portion of the resulting shares of the Company’s common stock, which will then be treated in the same manner as other shares of the Company’s common stock tendered into the Offer, as described in this Offer to Purchase. See the Instructions to the Letter of Transmittal.

How do participants who hold shares in the WebMD 401(k) Savings Plan whose shares are held by the plan trustee participate in the Offer?

Participants in the WebMD 401(k) Savings Plan whose shares are held by the trustee may not use the Letter of Transmittal to direct the tender of shares held in the applicable plan account but instead must follow the separate instructions that will be sent to plan participants from the agent or trustee of the plan. These instructions will require that a plan participant who wishes to tender shares held under the plan to complete and execute a Direction Form provided with the separate instructions. The separate instructions will include instructions as to where to send the Direction Form. For administrative reasons, the deadline for submitting Direction Forms will be earlier than the expiration date of the Offer. WebMD 401(k) Savings Plan participants should confirm their deadlines by carefully reading the materials provided to them by the plan trustee. See Section 3.

How do holders of vested stock options participate in the Offer?

If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the Offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. You should note that the Offer will not extend the expiration date of your stock options. If you are a former employee of the Company, your options generally remain exercisable for 90 days following your termination; however, you should review your individual award agreement for the specific terms of your stock options. See Section 3.

What happens if the shares tendered have an aggregate value of greater than $150 million?

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate value in excess of $150 million (or such greater amount as we may elect to purchase, subject to applicable law) have been properly tendered at or below the Final Purchase Price and not properly withdrawn on or prior to the Expiration Time, we will purchase shares:

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first, from all holders of “odd lots” of fewer than 100 shares who properly tender all of their shares and do not properly withdraw them before the Expiration Time (please note that this preference does not apply to shares held in the WebMD 401(k) Savings Plan);

•	second, from all other stockholders who properly tender shares, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

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third, only if necessary to permit us to purchase shares having an aggregate purchase price of $150 million (or such greater amount as we may elect, subject to applicable law), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of those shares before the Offer expires and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. Notwithstanding the foregoing, you will not be entitled to the Odd Lots preference with respect to shares tendered under the WebMD 401(k) Savings Plan. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Tuesday, April 3, 2012, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. Please note, however, that if you elect to tender shares held in the

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WebMD 401(k) Savings Plan, you will have an earlier deadline for withdrawing shares you have previously tendered. WebMD 401(k) Savings Plan participants should confirm their deadlines by carefully reading the materials provided by the plan trustee. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on Tuesday, May 1, 2012. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. Participants in the WebMD 401(k) Savings Plan whose shares are held by the trustee will receive separate instructions detailing how to withdraw tendered plan shares. These instructions will set an earlier deadline for withdrawing plan shares for administrative reasons.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or the purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2 and Section 11. Our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

We announced our intention to make the Offer after the market closed on February 23, 2012. On that day, the NASDAQ Official Closing Price per share of our common stock was $25.27 per share. On March 5, 2012, the last full trading day before commencement of the Offer, the NASDAQ Official Closing Price per share of our common stock was $24.86. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We will announce the final proration factor and commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. Participants in the WebMD 401(k) Savings Plan whose shares are held by the trustee will not incur any additional brokerage commissions. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from the Company. Special tax consequences may apply with respect to shares tendered through the WebMD 401(k) Savings Plan and with respect to shares acquired upon exercise of incentive stock options. See Section 14. We recommend that you consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact Innisfree M&A Incorporated, the Information Agent. Contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. The Offer to Purchase will be sent to participants in the WebMD 401(k) Savings Plan for informational purposes only. If a plan participant has any questions relating to the Offer or the number of shares held in his or her plan account, the participant should contact the party set forth in the separate letter sent to plan participants from the plan trustee.

FORWARD LOOKING STATEMENTS

This Offer to Purchase contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be, forward-looking statements. For example, statements concerning projections, predictions, expectations, estimates or forecasts and statements that describe our objectives, future performance, plans or goals are, or may be, forward-looking statements. These forward-looking statements reflect management’s current expectations concerning future results and events and can generally be identified by the use of expressions such as “may,” “will,” “should,” “could,” “would,” “likely,” “predict,” “potential,” “continue,” “future,” “estimate,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases, as well as statements in the future tense.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. The following important risks and uncertainties could affect our future results, causing those results to differ materially from those expressed in our forward-looking statements:

•	failure to achieve sufficient levels of usage of our public and private portals and mobile platforms;

•	competition in attracting consumers and healthcare professionals to our public portals and mobile platforms;

•	competition for advertisers and sponsors for our public portals and mobile platforms;

•

reductions in promotional and educational spending by pharmaceutical and biotechnology companies for brand name prescription drugs, including as a result of lower revenue from such products, whether resulting from the amount and timing of regulatory approvals of such products, from the amount and timing of regulatory approvals of generic products that compete with existing brand name products or from other factors affecting the relevant markets;

•	the inability to successfully deploy new or updated applications or services;

•	failure to preserve and enhance the “WebMD” brand and our other brands;

•	the inability to attract and retain qualified personnel;

•	adverse economic conditions and disruptions in the capital markets;

•	adverse changes in general business or regulatory conditions affecting the healthcare, information technology and Internet industries; and

•	the other risks and uncertainties described in our Form 10-K for the fiscal year ended December 31, 2011, including the risk factors contained in Item 1A thereof.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors, including unknown or unpredictable ones, also could have material adverse effects on our future results.

The forward-looking statements included in this Offer to Purchase are made only as of the date of this Offer to Purchase. Except as required by applicable law or regulation, we do not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, $.01 par value per share (the “common stock”) for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), we are offering to purchase up to $150 million of our common stock at a price of either $24.50 or $26.00 per share, less any applicable withholding taxes and without interest.

The Offer will expire at 5:00 p.m., New York City time, on Tuesday, April 3, 2012, unless extended (such date and time, as they may be extended, the “Expiration Time”).

Tendering stockholders may specify a price of either $24.50 or $26.00 per share at which they are willing to sell their shares. On the terms and subject to the conditions of the Offer, we will designate a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders, as follows:

•

if a sufficient number of shares is tendered at $24.50 per share to allow us to purchase shares having an aggregate purchase price of $150 million, the purchase price will be $24.50 per share for all shares purchased and no shares tendered at $26.00 will be purchased;

•	if shares tendered at $26.00 per share would need to be purchased to allow us to purchase shares having an aggregate purchase price of $150 million, the purchase price will be $26.00 per share; and

•

if an insufficient number of shares is properly tendered and not properly withdrawn to allow us to purchase $150 million in value of shares, the purchase price will be $26.00 per share unless no shares are properly tendered and not properly withdrawn at that price, in which case the purchase price will be $24.50 per share, subject to the condition that a minimum of 3 million shares be properly tendered by stockholders and not properly withdrawn.

All shares acquired in the Offer will be purchased promptly after expiration of the tender offer at the designated price (net in cash, less any applicable withholding taxes and without interest), regardless of whether you tendered at a lower price. We will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer.

Due to the “odd lot” priority, proration and conditional tender offer provisions described in the Offer to Purchase, all of the shares tendered may not be purchased if the number of shares properly tendered at or below the designated price and not properly withdrawn have an aggregate value in excess of $150 million. We reserve the right, in our sole discretion, to purchase shares having an aggregate purchase price of greater than $150 million under the Offer, subject to applicable law. We will return shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

We expressly reserve the right, in our sole discretion, to change the per share purchase price options, to increase or decrease the aggregate value of shares sought in the Offer or to otherwise amend the offer, subject to certain limitations and legal requirements. See Sections 1 and 15.

Tendering stockholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. Participants in the WebMD 401(k) Savings Plan whose shares are held by a trustee will not incur any additional brokerage commissions.

Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions, including that a minimum of 3 million shares be properly tendered and not properly withdrawn in the Offer, set forth in Section 7 of this Offer to Purchase.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Information Agent or the Depositary is making any recommendation whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. We have not authorized any person to make any recommendation. You must decide whether to tender your shares and, if so, how many shares to tender. In so doing, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and should discuss whether to tender your shares with your broker or other financial or tax advisor. See Section 2.

Section 14 of this Offer to Purchase describes material U.S. federal income tax consequences of a sale of shares under the Offer.

We will pay the fees and expenses of Innisfree M&A Incorporated, the Information Agent, and American Stock Transfer & Trust Company, LLC, the Depositary, incurred in connection with this Offer. See Section 16.

As of March 2, 2012, there were 56,868,317 shares of our common stock issued and outstanding (including 1,076,172 shares of unvested restricted stock). At $24.50 per share, we would repurchase a maximum of 6,122,448 shares and at $26.00 per share, we would repurchase a maximum of 5,769,230 shares, which represent approximately 10.8% and 10.1%, respectively, of the Company’s currently outstanding common stock (including shares of unvested restricted stock). The shares are listed and traded on NASDAQ under the symbol “WBMD.” We announced our intention to make the Offer after the market closed on February 23, 2012. On that day, the NASDAQ Official Closing Price per share of our common stock was $25.27 per share. On March 5, 2012, the last full trading day before commencement of the Offer, the NASDAQ Official Closing Price per share of our common stock was $24.86. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section  8.

THE TENDER OFFER

1.	Number of Shares; Proration

General.    Upon the terms and subject to the conditions of the Offer, we will purchase shares of our common stock having an aggregate purchase price of $150 million or such lesser amount of shares as are properly tendered and not properly withdrawn in accordance with Section 4 prior to the Expiration Time, at a cash price of either $24.50 or $26.00 per share, less any applicable withholding taxes and without interest (such purchase price, the “Final Purchase Price”). If, based on the Final Purchase Price, all shares properly tendered at or below the Final Purchase Price and not properly withdrawn have an aggregate value of less than $150 million, we will buy all such shares, subject to the satisfaction or waiver of the condition that a minimum of 3 million shares be properly tendered by shareholders and not properly withdrawn.

The term “Expiration Time” means 5:00 p.m., New York City time, on Tuesday, April 3, 2012, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Securities and Exchange Commission (the “Commission” or the “SEC”), we may, and we expressly reserve the right to, purchase under the Offer an additional amount of shares not to exceed 2% of our outstanding shares (approximately 1.1 million shares, based on 56,868,317 shares of our common stock issued and outstanding as of March 2, 2012, including shares of unvested restricted stock) without amending or extending the Offer. See Section 15.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify a price of either $24.50 or $26.00 per share at which they are willing to sell their shares to us under the Offer. Promptly following the Expiration Time, we will determine the Final Purchase Price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the number of shares tendered and the prices specified by tendering stockholders, as follows:

•

if a sufficient number of shares is tendered at $24.50 per share to allow us to purchase shares having an aggregate purchase price of $150 million, the Final Purchase Price will be $24.50 per share for all shares purchased and no shares tendered at $26.00 per share will be purchased;

•

if shares tendered at $26.00 per share would need to be purchased to allow us to purchase shares having an aggregate purchase price of $150 million, the Final Purchase Price will be $26.00 per share; and

•

if an insufficient number of shares is properly tendered and not properly withdrawn to allow us to purchase $150 million in value of shares, the Final Purchase Price will be $26.00 per share unless no shares are properly tendered and not properly withdrawn at that price, in which case the Final Purchase Price will be $24.50 per share, subject to the condition that a minimum of 3 million shares be properly tendered by stockholders and not properly withdrawn.

All shares we purchase will be purchased at the Final Purchase Price, even if such shares were tendered at a lower purchase price, however we will not purchase any shares tendered at a price above the Final Purchase Price.

You should understand that electing to sell your shares at $24.50 may effectively lower the Final Purchase Price and could result in your shares being purchased at the minimum price of $24.50 per share, a price that is below the NASDAQ Official Closing Price on March 5, 2012, the last full trading day prior to commencement of the Offer, which was $24.86 per share.

We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made. We do not expect, however, to announce the Final Purchase Price or the final results of any proration and to begin paying for tendered shares until at least four business days after the Expiration Time. We will only purchase shares properly tendered and not properly withdrawn. We may not purchase all of the shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, shares representing an aggregate purchase price of more than $150 million (or such greater amount as we may choose to purchase subject to applicable law) are properly tendered at or below the Final Purchase Price and not properly withdrawn, because of the odd lot priority, proration and conditional tender provisions of the Offer. We will return all shares tendered and not purchased pursuant to the Offer, including shares tendered at prices in excess of the Final Purchase Price and shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense, promptly following the Expiration Time.

By following the Instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

We expressly reserve the right, in our sole discretion, to change the per share purchase price options and to increase or decrease the value of shares sought in the Offer. We may increase the value of shares sought in the Offer to an amount greater than $150 million, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without amending or extending the Offer. In the event that we decide to purchase an additional number of shares in excess of 2% of the outstanding shares, we will amend and extend the Offer in compliance with applicable law. See Section 15.

If more than $150 million in value of shares (or such greater value of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the Final Purchase Price and not properly withdrawn, shares tendered at or below the Final Purchase Price prior to the Expiration Time will be subject to proration as described below, except for “odd lots” and shares conditionally tendered for which the tender condition was not initially satisfied. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If the number of shares properly tendered at or below the Final Purchase Price, and not properly withdrawn prior to the Expiration Time, have an aggregate value of less than or equal to $150 million, or such greater amount as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the Final Purchase Price.

If we:

•	change either of the stockholders’ per share price options or add additional purchase price options;

•

increase the aggregate value of shares being sought in the Offer (and thereby increase the number of shares purchasable in the Offer) and such increase in the number of shares purchasable in the Offer exceeds 2% of our outstanding shares (approximately 1.1 million shares, based on 56,865,947 shares of our common stock issued and outstanding as of February 29, 2012); or

•	decrease the aggregate value of shares being sought in the Offer (and thereby decrease the number of shares purchasable in the Offer); and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date on which notice of any such change is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is conditioned on a minimum number of 3 million shares being tendered by stockholders and not properly withdrawn and is also subject to certain other conditions described below. See Section 7.

Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if the number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Time have an aggregate value greater than or equal to $150 million (or such greater amount as we may elect to purchase subject to applicable law), we will purchase properly tendered shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

-	tenders all shares owned beneficially of record by the Odd Lot Holder (tenders of fewer than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

-	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered (except shares tendered conditionally for which the condition was not satisfied) on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below, until we have acquired $150 million in value of shares.

•

Third, if necessary to permit us to purchase shares having an aggregate purchase price of $150 million, (or such greater amount as we may elect to purchase subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots.    The term “odd lots” means all shares properly tendered prior to the Expiration Time and not properly withdrawn by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. This preference also is not available to participants who hold fewer than 100 shares in the WebMD 401(k) Savings Plan with respect to their plan shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of the stockholder’s shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.    If proration of tendered shares is required, we will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders and shares conditionally tendered, will be based on the ratio of the number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn by the stockholder to the total number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn by all stockholders, other than Odd Lot Holders. We will announce the final proration factor and commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

If you are a participant in the WebMD 401(k) Savings Plan, you should be aware that the plan is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, depending on the NASDAQ Official Closing Price per share of the common stock on or about the expiration date of the Offer, the plan trustee may be unable to follow a participant’s directions to tender shares to us. The plan trustee will tender or not tender shares as follows:

•

If the NASDAQ Official Closing Price per share of the common stock on or about the expiration date of the Offer is greater than the maximum tender price offered by us ($26.00 per share), notwithstanding the participant’s direction to tender shares in the Offer, the shares will not be tendered.

•

If the NASDAQ Official Closing Price per share of the common stock on or about the expiration date of the Offer is lower than the price at which the participant directs shares be tendered, the plan trustee will follow the participant’s direction both as to percentage of shares to tender and as to the price at which such shares are tendered.

•

If the participant directs shares to be tendered at $24.50, and the NASDAQ Official Closing Price per share of the common stock on or about the expiration date of the Offer is greater than $24.50 but less than

$26.00, the plan trustee will follow the participant’s direction regarding the percentage of shares to be tendered, but will increase the price election to $26.00.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer.    As of February 29, 2012, we had approximately $1.1 billion in cash and cash equivalents. We will use a portion of our cash and cash equivalents to fund the Offer. Our Board of Directors, after evaluating expected capital requirements of our operations and other expected cash commitments, believes that purchasing shares of our common stock in the Offer represents a prudent use of the funds required for the Offer.

We believe that our current financial resources, including debt capacity, will allow us to fund capital requirements for improving our operations as well as providing appropriate financial flexibility for general corporate purposes. However, actual experience may differ significantly from our expectations. See “Forward Looking Statements.”

The Offer represents an efficient mechanism for us to return capital to our stockholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, stockholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. The Offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, the Offer provides our stockholders with an efficient way to sell their shares without incurring brokers’ fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in NASDAQ transactions.

Neither we nor any member of our Board of Directors, the Information Agent or the Depositary makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the purchase price or purchase prices at which you may choose to tender your shares. We have not authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in the Offer. Stockholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer. Additionally, after the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may be more favorable than the purchase price to be paid to our stockholders in the Offer.

Certain Effects of the Offer.    Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Stockholders may be able to sell non-tendered shares in the future on NASDAQ or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

Shares we acquire pursuant to the Offer will be held as treasury stock and would, if returned to the status of authorized but unissued stock, be available for us to issue without further stockholder action (except as required by applicable law or the rules of NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.

For information regarding the intentions of our directors and executive officers to tender in the Offer or sell shares in the open market during the pendency of the Offer, see Section 11.

We have substantial accumulated net operating loss (“NOL”) carryforwards, and tax credits available to offset taxable income in future periods. In November 2008, HLTH repurchased shares of its common stock in a tender offer. The tender offer resulted in a cumulative change of more than 50% of the ownership of HLTH’s capital, as determined under rules prescribed by Section 382 of the Code and applicable Treasury regulations. As a result of this ownership change, there is an annual limitation imposed on the amount of the NOL carryforwards and federal tax credits existing at the time of the ownership change that we may use to offset income in each tax year following the ownership change. Completion of the Offer may increase the possibility of another ownership change and corresponding annual limitation, which could decrease the existing annual limitation and would apply to all NOL carryforwards and tax credits generated prior to this potential new ownership change.

Other Plans.    Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•

any change in our present board of directors or management (other than our ongoing efforts to identify and hire a replacement Chief Executive Officer, who may also be appointed to the board of directors, as discussed in our press release dated January 10, 2012) or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be quoted on NASDAQ;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we regularly consider alternatives to enhance stockholder value, including open market repurchases of our shares, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3.	Procedures for Tendering Shares

Valid Tender.    For a stockholder to make a valid tender of shares under the Offer, (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•

a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “— Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “— Book-Entry Transfer” below); or

(ii) the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares you must properly complete the pricing section of the Letter of Transmittal, which is called “Price at Which You Are Tendering.” A tender of shares will be proper if, and only if, the pricing section is properly completed.

You must check ONE box in the section of the Letter of Transmittal below the caption “Price (In Dollars) Per Share At Which Shares Are Being Tendered.” You should be aware that this election could mean that none of your shares will be purchased if you choose a price of $26.00 per share and we eventually designate a price of $24.50 per share as the Final Purchase Price after the Expiration Time.

If you check the box next to the price of $24.50 in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered,” you will maximize the chance that your shares will be purchased by us. Note that this election could result in your shares being purchased at the minimum price of $24.50 per share, which is below the reported price per share of $24.86 as of March 5, 2012, the last trading day before we commenced the Offer.

If you want to tender portions of your shares at different prices you must complete a separate Letter of Transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the “Price at Which You Are Tendering” section on each Letter of Transmittal.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline. Participants in the WebMD 401(k) Savings Plan whose shares are held by the plan trustee may not use the Letter of Transmittal to direct the tender of shares held in the applicable plan account. Instead, to tender plan shares, plan participants must follow the separate instructions that will be provided by the agent or trustee of the plan. These instructions will require a plan participant to complete and execute a Direction Form provided with the separate instructions in order to tender shares held in plan accounts. The separate instructions will specify instructions as to where to send the Direction Form and the deadline for submitting the Direction Form to the trustee. For administrative reasons, the deadline for submitting Direction Forms under the plan will be earlier than the expiration date of the Offer. WebMD 401(k) Savings Plan participants should confirm their deadlines by carefully reading the materials provided to them by the plan trustee.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Stockholders may tender shares subject to the condition that all, or a specified minimum number of shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Sections 6 and 14.

Treatment of Physical Certificates for Shares of HLTH Common Stock.    Holders of a stock certificate or stock certificates for shares of common stock of HLTH or one of its predecessor companies can use the Letter of Transmittal to submit the certificate(s) to the Depositary and the Depositary will exchange the certificate(s) into shares of the Company’s common stock pursuant to Merger and receive the tender of all or a portion of the resulting shares of the Company’s common stock, which will then be treated in the same manner as other shares of the Company’s common stock tendered into the Offer. See “Special Instructions for Individuals Holding Physical Certificates for Shares of HLTH Common Stock.”

Book-Entry Transfer.    For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.    The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.    No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 6 and 8 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 6 and 8 to the Letter of Transmittal.

Guaranteed Delivery.    If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•

the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, or a facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, or a facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

For these purposes, a “trading day” is any day on which NASDAQ is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares.    The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the

Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

U.S. Federal Backup Withholding Tax.    Under the U.S. federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the Offer must be withheld and remitted to the Internal Revenue Service, or IRS, unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary or other payor and certifies under penalties of perjury that this number is correct or otherwise establishes an exemption. If the Depositary or other payor is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may be subject to backup withholding tax and may be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding tax, unless the stockholder otherwise establishes an exemption from the backup withholding tax to the satisfaction of the Depositary. The backup withholding tax is not an additional tax, and any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Certain stockholders (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to these backup withholding tax rules. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN (or other applicable form), signed under penalties of perjury, attesting to that stockholder’s non-U.S. status. The applicable form can be obtained from the Depositary at the address and telephone number set forth in the back cover page of this Offer to Purchase. See Instruction 10 of the Letter of Transmittal. A Non-U.S. Holder that submits a properly completed IRS Form

W-8BEN may still be subject to the regular U.S. federal withholding tax on gross proceeds payable to such holder. See Withholding for Non-U.S. Holders below and Section 14.

Stockholders are urged to consult their own tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

For a discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.

Withholding For Non-U.S. Holders.    A payment made to a Non-U.S. Holder pursuant to the Offer will be subject to U.S. federal income and withholding tax unless the Non-U.S. Holder meets the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test described in Section 14. If a Non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such U.S. brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before any payment is made, the Depositary has advised WebMD that it will withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is properly exempt from U.S. federal gross income tax under the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test.

To obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form). The applicable form can be obtained from the Depositary at the address and telephone number set forth in the back cover page of this Offer to Purchase. A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Lost Certificates.    If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary’s Shareholder Services Department at 1-800-937-5449. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on Tuesday, May 1, 2012, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses or its facsimile number set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition disclosed in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

For shares held through the WebMD 401(k) Savings Plan, please refer to the special instructions that are being sent to plan participants for information about withdrawal rights and the earlier deadline to submit withdrawal instructions.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will:

•	determine the Final Purchase Price for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

•

accept for payment and pay for (and thereby purchase) up to $150 million in value of shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration of the Offer. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the expiration or termination of the Offer.

If you are a participant in the WebMD 401(k) Savings Plan, you should be aware that the plan is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, depending on the NASDAQ Official Closing Price per share of the common stock on or about the expiration date of the Offer, the plan trustee may be unable to follow a participant’s directions to tender shares to us. The plan trustee will tender or not tender shares as follows:

•

If the NASDAQ Official Closing Price per share of the common stock on or about the expiration date of the Offer is greater than the maximum tender price offered by us ($26.00 per share), notwithstanding the participant’s direction to tender shares in the Offer, the shares will not be tendered.

•

If the NASDAQ Official Closing Price per share of the common stock on or about the expiration date of the Offer is lower than the price at which the participant directs shares be tendered, the plan trustee will follow the participant’s direction both as to percentage of shares to tender and as to the price at which such shares are tendered.

•

If the participant directs shares to be tendered at $24.50, and the NASDAQ Official Closing Price per share of the common stock on or about the expiration date of the Offer is greater than $24.50 but less than $26.00, the plan trustee will follow the participant’s direction regarding the percentage of shares to be tendered, but will increase the price election to $26.00.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering stockholder or other payee who fails to properly complete, sign and return to the Depositary (or other payor) the Substitute Form W-9 included with the Letter of Transmittal or, in the case of a Non-U.S. Holder (as defined in Section 14), an IRS Form W-8BEN (or other applicable form or suitable substitute forms), may be subject to required U.S. federal backup withholding tax of 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. A Non-U.S. Holder that submits a properly completed IRS Form W-8BEN may still be subject to the regular U.S. federal withholding tax on the gross proceeds payable to such holder. See Section 3 and Section 14.

6.	Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have shares sold pursuant to the offer treated as a sale or exchange of such shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases. Notwithstanding the general discussion contained in this Section 6, conditional tenders are not permissible with respect to the tender of shares under the WebMD 401(k) Savings Plan.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if shares having an aggregate purchase price of more than $150 million (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Final Purchase Price and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below an aggregate value of $150 million (or such greater amount as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase shares having an aggregate purchase price of $150 million (or such greater amount as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Tender Offer

Notwithstanding any other provision of the Offer (but subject to the provisions of Section 15), we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after March 6, 2012 and prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

•	a minimum of 3 million shares have not been properly tendered and not properly withdrawn in the Offer;

•	there has occurred:

-	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

-

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

-	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

-	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

-	a decrease of more than 10% in the market price for the shares, the Dow Jones Industrial Average, the NASDAQ Composite Index or the S&P 500 Composite Index since the date of the Offer; or

-	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•

any change or combination of changes (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or other), operations, licenses, or results of operations of us or any of our subsidiaries or affiliates that is or may be reasonably likely to (i) have a material adverse effect on us or any of our subsidiaries or affiliates; (ii) have a material adverse effect on the value of the shares; or (iii) materially impair the contemplated benefits of the Offer to us or be material to holders of the shares in deciding whether to tender in the Offer;

•

legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

•

there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

-

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the Offer;

-	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

-	seeks to require us to repurchase or redeem any of our outstanding securities other than the common stock;

-

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, or results of operations of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

-	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

-	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

-

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•

a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer, and of which we have been notified after the date of the Offer, has not been obtained on terms satisfactory to us in our reasonable discretion;

•

any person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission before March 6, 2012), any person or group which has made such a filing before March 6, 2012 shall acquire or publicly announce its proposal to acquire an additional 1% or more of our outstanding shares, or a new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding shares; or

•	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to:

-	cause the shares to be held of record by less than 300 persons; or

-	cause the shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Any determination by us concerning the events described in this section will be final and binding upon all persons.

8.	Price Range of Shares; Dividends; Rights Agreement

Price Range of Shares.    The shares are traded on the NASDAQ Global Select Market under the symbol “WBMD.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by NASDAQ based on published financial sources.

	High	Low
Year Ending December 31, 2009:
First Quarter	$25.20	$19.37
Second Quarter	$30.70	$20.15
Third Quarter	$34.43	$28.73
Fourth Quarter	$38.97	$31.00
Year Ending December 31, 2010:
First Quarter	$46.58	$37.64
Second Quarter	$51.19	$42.70
Third Quarter	$52.81	$45.37
Fourth Quarter	$52.65	$48.58
Year Ended December 31, 2011:
First Quarter	$58.53	$50.97
Second Quarter	$58.55	$42.62
Third Quarter	$49.24	$29.22
Fourth Quarter	$38.51	$25.56
Year Ending December 31, 2012:
First Quarter (through March 5, 2012)	$40.24	$24.51

We announced our intention to make the Offer after the market closed on February 23, 2012. On that day, the NASDAQ Official Closing Price per share of our common stock was $25.27 per share. On March 5, 2012, the last full trading day before commencement of the Offer, the NASDAQ Official Closing Price per share of our common stock was $24.86. We urge stockholders to obtain a current market price for the shares before deciding whether to tender their shares.

Dividends.    We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future.

Rights Agreement.    The Company entered into a Stockholder Rights Agreement, dated as of November 2, 2011 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent. Pursuant to the terms of the Rights Agreement, which has a one-year term, one preferred stock purchase right (a “Right”) was attached to each outstanding share of the common stock held by holders of record as of the close of business on November 14, 2011 and the Company will issue one Right with each new share of Common Stock issued after that date until the Rights expire. The Rights initially trade with and are inseparable from the common stock and will not be evidenced by separate certificates unless they become exercisable. The Rights will expire at the close of business on November 1, 2012, unless earlier redeemed by the Company or unless the Rights Agreement is amended. Each Right entitles its holder to purchase from the Company one one-thousandth of a share (a “Unit”) of Series A Junior Preferred Stock, par value $0.01 per share (the “Preferred Stock”), at an exercise price of $153.00 per Unit, subject to adjustment in accordance with the terms of the Rights Agreement, once the Rights become exercisable.

In general terms, under the Rights Agreement, the Rights become exercisable if any person or group acquires beneficial ownership of 12% or more of the common stock or commences a tender or exchange offer which, upon consummation, would result in such person or group being the beneficial owner of 12% or more of the Company’s outstanding common stock. For purposes of the Rights Agreement, beneficial ownership is defined to include ownership of the shares underlying options, warrants, convertible securities, stock appreciation rights, swap agreements or other securities or contract rights or certain derivative positions, whether or not currently exercisable. If any person or group becomes the beneficial owner of 12% or more of the common stock, then each Right not owned by such person (or certain related parties) will entitle its holder to purchase, at the Right’s then-current exercise price, Units of Preferred Stock (or, in certain circumstances, common stock, cash, property or other securities of the Company) having a market value equal to twice the then-current exercise price of the Right. In addition, if the Company is involved in a merger or other business combination transactions with another person after which its common stock does not remain outstanding, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, shares of common stock of the ultimate parent of such other person having a market value equal to twice the then-current exercise price of the Right. Each Unit of Preferred Stock, if issued: (i) will be non-redeemable and subordinate to any other shares of preferred stock that may be issued by the Company; (ii) will entitle holders to certain dividend and liquidation payments; (iii) will have one vote, voting together with the common stock; (iv) will entitle holders to elect two directors if dividends are in arrears for six consecutive fiscal quarters; (v) if shares of common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock; and (vi) is protected by customary anti-dilution provisions with respect to dividends, liquidation and voting rights, and in the event of mergers and consolidations. Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the economic value of one Unit of Preferred Stock that may be acquired upon the exercise of each Right should approximate the economic value of one share of common stock.

The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company’s Board of Directors. However, the Rights should not interfere with any merger or other business combination approved by the Company’s Board of Directors because (i) the Rights may be redeemed by the Board at a nominal price of $0.01 per Right at any time on or prior to the public announcement made by either the Company or the Acquiring Person that such Acquiring Person has acquired beneficial ownership of 12% or more of the common stock and (ii) the Rights Agreement may be amended prior to the Rights becoming exercisable so that it does not interfere with such merger or other business combination. Thus, the Rights are intended to encourage persons who may seek to acquire control of the Company to initiate such an acquisition through negotiations with the Company’s Board of Directors. However, the effect of the Rights may be to discourage a third party from making a tender offer or otherwise attempting to obtain a substantial equity position in the equity securities of, or seeking to obtain control of, the Company.

The Rights will not be triggered by this Offer. Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will realize a proportionate increase in their relative equity interest in the Company and, as such, may become the beneficial owner of 12% or more of the Company’s outstanding common stock without making any additional purchase of shares of common stock. However, pursuant to the Rights Agreement, the Rights will not become exercisable due to a person becoming the beneficial owner of 12% or more of the then-outstanding shares of common stock solely because of a change in the aggregate number of shares since the last date on which such person acquired beneficial ownership of any shares of common stock; provided, that such person does not acquire beneficial ownership of any additional shares following the date on which such person became the beneficial owner of 12% or more of the common stock.

Any purchase of shares of our common stock in the Offer shall include the purchase of the related purchase rights.

9.	Source and Amount of Funds

Assuming that the Offer is fully subscribed, the aggregate purchase price will be $150 million. We expect that expenses for the Offer will be approximately $750,000.

We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer from cash and cash equivalents on hand. The Offer is not conditioned upon the receipt of financing. See Sections 7 and 10.

10.	Certain Information Concerning the Company

Overview of Our Business

We are a leading provider of health information services to consumers, physicians and other healthcare professionals, employers and health plans through its public and private online portals, mobile platforms and health-focused publications.

•

Public Portals.    Our public portals for consumers enable them to obtain health and wellness information (including information on specific diseases or conditions), check symptoms, locate physicians, store individual healthcare information, receive periodic e-newsletters on topics of individual interest and participate in online communities with peers and experts. Our public portals for physicians and healthcare professionals make it easier for them to access clinical reference sources, stay abreast of the latest clinical information, learn about new treatment options, earn continuing medical education credit and communicate with peers. In addition, we provide mobile health information applications for use by consumers and physicians. We also publish WebMD the Magazine, a consumer magazine that we distribute free of charge to physicians for use in their office waiting rooms. Our public portals generate revenue primarily through the sale of advertising and sponsorship products, as well as continuing medical education services. The sponsors and advertisers include pharmaceutical, biotechnology, medical device, healthcare services and consumer products companies. We also provide e-detailing promotion and physician recruitment services for use by pharmaceutical, medical device and healthcare companies.

•

Private Portals.    Our private portals enable employers and health plans to provide their employees and plan members with access to personalized health and benefit information and decision-support tools that help them make more informed benefit, provider and treatment choices. We provide related services for use by such employees and members, including lifestyle education and personalized health coaching. We generate revenue from our private portals through the licensing of these portals and related services to employers and health plans either directly or through distributors.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. You can also read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies can be obtained from the SEC upon payment of the prescribed fees. The SEC also maintains a Web site at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with it. We make available free of charge at www.wbmd.com (in the “Investor Relations” section) copies of materials we file with, or furnish to, the SEC.

We also have filed an Issuer Tender Offer Statement on Schedule TO (defined below) with the SEC that includes additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of March 2, 2012, there were 56,868,317 shares of our common stock issued and outstanding, including unvested shares of common stock of WebMD subject to vesting requirements based on continued employment by WebMD (which we refer to as WebMD Restricted Stock). At $24.50 per share, we would repurchase a maximum of 6,122,448 shares and at $26.00 per share, we would repurchase a maximum of 5,769,230 shares, which represent approximately 10.8% and 10.1%, respectively, of the Company’s currently outstanding common stock (including shares of unvested restricted stock).

A list of our directors and executive officers, as of the date hereof, is attached to this Offer to Purchase as Schedule I. As of March 2, 2012, our directors and executive officers as a group (15 persons) owned an aggregate of 3,691,603 shares (which includes equity awards that are scheduled to vest on or prior to April 3, 2012), representing approximately 6.4% of the total number of outstanding shares (including all outstanding restricted stock and options held by those individuals that are scheduled to vest on or prior to April 3, 2012). Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. However, our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer. As a result, completion of the Offer will increase the percentage ownership of our directors and executive officers. Assuming we purchase 6,122,448 shares in the Offer, the proportional beneficial ownership of our directors and executive officers as a group will be approximately 8%.

After the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may be more favorable than the purchase price to be paid to our stockholders in the Offer.

Security Ownership by Principal Stockholders and Management

The following table sets forth information with respect to the beneficial ownership of WebMD Common Stock, as of February 29, 2012 (except where otherwise indicated), by each person or entity known by us to beneficially own more than 5% of the outstanding shares of WebMD Common Stock, by each of our directors, by each of our executive officers and by all of our directors and executive officers as a group. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed in the table below have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o WebMD Health Corp., 111 Eighth Avenue, New York, NY 10011.

Name and Address of Beneficial Owner	Common Stock(1)		Other(2)		Total Shares	Percent of Outstanding(2)
Carl C. Icahn and affiliates(3) 767 Fifth Avenue, 47th Floor New York, NY 10153	6,700,525		—		6,700,525	11.8%
Kensico Capital Management Corporation, Michael Lowenstein and Thomas J. Coleman(4) 55 Railroad Avenue, 2nd Floor Greenwich, CT 06830	6,577,901		—		6,577,901	11.6%
Soros Fund Management LLC, George Soros and Robert Soros(5) 888 Seventh Avenue New York, NY 10106	—		3,724,989	(5)	3,724,989	6.1%
Mark J. Adler, M.D.	10,890	(6)	52,598		63,488	*
Kevin M. Cameron	163,187	(7)	790,753		953,940	1.7%
Neil F. Dimick	18,739		120,491		139,230	*
Jerome C. Keller	11,226	(8)	59,400		70,626	*
James V. Manning	212,551	(9)	20,976		233,527	*
Gregory A. Mason	54,500	(10)	—		54,500	*
Abdool Rahim Moossa	5,498		39,600		45,098	*
William Pence	30,455	(11)	37,500		67,955	*
Herman Sarkowsky	103,061	(12)	90,109		193,170	*
Joseph E. Smith	36,689		94,997		131,686	*
Stanley S. Trotman, Jr.	39,531	(13)	59,400		98,931	*
Anthony Vuolo	211,124	(14)	157,994		369,118	*
Douglas W. Wamsley	35,487	(15)	75,000		110,487	*
Martin J. Wygod	1,423,529	(16)	184,438		1,607,967	2.8%
Steven Zatz, M.D.	57,948	(17)	25,000		82,948	*
All executive officers and directors as a group (15 persons)	2,414,415		1,808,256		4,222,671	7.2%

*	Less than 1%.

(1)

The amounts set forth in this column include shares of WebMD Common Stock held in the accounts of Messrs. Cameron, Keller, Wamsley and Wygod and Dr. Zatz in the 401(k) Plan (which we refer to in this table as 401(k) Plan Shares) in the respective amounts stated in the footnotes below, all of which are vested in accordance with terms of the Plan. The amount set forth in this column for “All executive officers and directors as a group” includes 452 401(k) Plan Shares, all of which are vested in accordance with the terms of the 401(k) Plan.

Certain of the individuals listed in this table are beneficial owners of shares of unvested WebMD Restricted Stock in the respective amounts stated in the footnotes below. Holders of shares of restricted WebMD Common Stock issued under the 2005 Plan (which we refer to as WebMD Restricted Stock) have voting power, but not dispositive power, with respect to unvested shares of WebMD Restricted Stock.

(2)

Beneficial ownership is determined under the rules and regulations of the SEC, which provide that shares of common stock that a person has the right to acquire within 60 days are deemed to be outstanding and beneficially owned by that person for the purpose of computing the total number of shares beneficially owned by that person and the percentage ownership of that person. However, those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Accordingly, we have set forth, in the column entitled “Other”: (a) with respect to each director and executive officer for whom an amount in that column is listed, the number of shares of WebMD Common Stock that such person has the right to acquire pursuant to options that are currently exercisable or that will be exercisable within 60 days of February 29, 2012; and (b) with respect to the ownership described in Footnote 5 below, the shares of WebMD Common Stock that those persons currently have the right to acquire upon conversion of our Convertible Notes. We have calculated the percentages set forth in the column entitled “Percent of Outstanding” based on the number of shares outstanding as of February 29, 2012 (which was 56,865,947, including all outstanding unvested shares of WebMD Restricted Stock) plus, for each listed person or group, the number of additional shares deemed outstanding, as set forth in the column entitled “Other.”

(3)

This information shown is as of January 19, 2012 and is based upon information disclosed in a Form 4 filed with the SEC by Carl C. Icahn and certain entities affiliated with him on January 23, 2012 and in a Schedule 13D/A filed by them on January 18, 2012. They reported shared power to vote and shared power to dispose of or to direct the disposition of shares included in the amount shown.

(4)

The information shown is as of November 3, 2011 and is based upon information disclosed by Kensico Capital Management Corporation, Michael Lowenstein and Thomas J. Coleman in a Schedule 13G/A filed with the SEC on November 7, 2011. Such persons reported that they had shared power to vote and shared power dispose of or to direct the disposition of shares included in the amount shown.

(5)

The information shown is as of December 31, 2011 and is based upon information disclosed by Soros Fund Management LLC, George Soros and Robert Soros in a Schedule 13G/A filed with the SEC on January 6, 2012. Such persons reported that they had shared power to vote and shared power dispose of or to direct the disposition of shares included in the amount shown, all of which are issuable upon conversion of Convertible Notes.

(6)	Includes: 7,624 shares held by Dr. Adler; 3,000 shares held by Dr. Adler through an IRA; and 266 shares held by Dr. Adler’s son.

(7)	Includes: 59,784 shares held by Mr. Cameron; 69 401(k) Plan Shares; and 103,334 unvested shares of WebMD Restricted Stock.

(8)	Includes: 11,157 shares held by Mr. Keller; and 69 401(k) Plan Shares.

(9)	Includes: 205,663 shares held by Mr. Manning; 5,555 shares held by Mr. Manning through an IRA; and 1,333 shares held by Mr. Manning’s wife through an IRA.

(10)	Represents unvested shares of WebMD Restricted Stock.

(11)	Includes: 4,705 shares held by Mr. Pence; and 25,750 unvested shares of WebMD Restricted Stock.

(12)

Includes: 88,061 shares held by Mr. Sarkowsky; 2,000 shares held by Mr. Sarkowsky’s wife; 3,000 shares held by SPF Holdings (an entity controlled by Mr. Sarkowsky); and 10,000 shares held by The Sarkowsky Family LLP (entities controlled by Mr. Sarkowsky).

(13)	Includes: 28,596 shares held by Mr. Trotman; and 10,935 shares held by The Stanley S. Trotman, Jr. Trust, of which Mr. Trotman is a trustee.

(14)	Includes: 122,124 shares held by Mr. Vuolo; and 89,000 unvested shares of WebMD Restricted Stock.

(15)	Includes: 5,882 shares held by Mr. Wamsley; 105 401(k) Plan Shares; and 29,500 unvested shares of WebMD Restricted Stock.

(16)

Includes: 81,368 shares held by Mr. Wygod; 105 401(k) Plan Shares; 237,564 shares of unvested WebMD Restricted Stock; 1,070,575 shares held by The Wygod Family Revocable Living Trust, of which Mr. Wygod is a trustee and shares voting and dispositive power; 2,222 shares held by Mr. Wygod’s spouse; 31,695 shares held by SYNC, Inc., which is controlled by Mr. Wygod.

(17)	Includes: 26,344 shares held by Dr. Zatz, 104 401(k) Plan Shares; and 31,500 unvested shares of WebMD Restricted Stock.

Equity Incentive Plan

Our Amended and Restated 2005 Long-Term Incentive Plan (which we refer to as the 2005 Plan) is the only equity compensation plan under which grants of stock-based awards may currently be made. The 2005 Plan is an omnibus plan which permits the grant of various equity-based awards, including nonqualified or incentive stock options, stock appreciation rights, restricted stock, performance shares, dividend equivalents, other stock-based awards and other rights or interests relating to our common stock. Under the 2005 Plan we may issue up to 18,200,000 shares of our common stock to our employees, officers, directors and consultants.

The Compensation Committee of our Board of Directors administers the 2005 Plan and has delegated certain of its authority to our Chairman of the Board, subject to concurrence by our Chief Financial Officer, to grant options and restricted stock (subject to certain limits) to persons other than those who are subject to Section 16(a) of the Exchange Act or Section 162(m) of the Code. As of February 29, 2012 there were 7,891,476 stock options and 1,051,008 shares of restricted stock outstanding under the 2005 Plan and approximately 2,081,021 shares of our common stock remained available for issuance under the 2005 Plan.

As more fully described below under “—Compensation of Directors”, the 2005 Plan provides for an automatic grant on January 1 of each year of options to purchase 13,200 shares of our common stock to each of our non-employee directors. These options will have an exercise price equal to the fair market value of our common stock on the date of grant and will vest as to 25% of the underlying shares on each of the first through fourth anniversaries of the date of grant (full vesting on the fourth anniversary of the date of grant). These options will expire ten years after the date of grant (unless previously exercised) or earlier in the event the optionee ceases to serve as a director. As more fully discussed below, we also issue shares to satisfy our Board and standing committee retainers.

We also maintain several other equity plans and agreements pursuant to which stock options and shares of restricted stock are outstanding. Such plans, and the awards granted thereunder, have substantially the same terms as the 2005 Plan. As of February 29, 2012, a total of 1,896,186 stock options and 26,664 shares of restricted stock were outstanding under our other equity plans.

Compensation of Directors

Annual Board Retainer.    Each of our non-employee directors receives an annual retainer of $30,000, paid in shares of our common stock.

Annual Fees for Standing Committees.    The members of our Audit Committee each receive $15,000 as an annual retainer for service on such committee and the members of the Compensation Committee and Nominating & Governance Committee each receive $7,500 as annual retainers for service on such committees. In addition, the chairperson of our Audit Committee receives $10,000 as an annual retainer and the chairperson of each of our Compensation Committee and Nominating & Governance Committee receives $2,500 as an annual retainer. Our non-employee directors do not receive per meeting fees for service on the Board or any of its standing committees, but they are entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings. All standing committee retainers are paid in shares of our common stock.

Service on Other Committees.    Our non-employee directors may also receive additional fees for service on committees established by the Board for specific purposes. Those fees will generally be paid in cash on a quarterly basis for the period that the committee exists and may be set by the Board, the Compensation Committee or the committee itself. Our non-employee directors who serve on the Strategic Planning Committee will continue to receive compensation for that service. The current quarterly payment for such service is $1,500, which was set by the Compensation Committee of the Board.

Annual Stock Option Grants.    On January 1 of each year, each non-employee director receives a non-qualified option to purchase 13,200 shares of common stock pursuant to automatic annual grants of stock options under the 2005 Plan. The annual stock option awards are granted with a per-share exercise price equal to the fair market value of a share of common stock on the grant date. For these purposes, and in accordance with the terms of the 2005 Plan and our equity award grant practices, the fair market value is equal to the NASDAQ Official Closing Price on the last trading day of the prior year. The vesting schedule for each automatic annual grant is as follows: 25% of the underlying shares on each of the first through fourth anniversaries of the date of grant (full vesting on the fourth anniversary of the date of the grant). On January 1, 2011 and January 1, 2012, each individual then serving as a non-employee director of the Company received automatic annual grants of options to purchase 13,200 shares of common stock with exercise prices of $51.06 and $37.55 per share, respectively. On February 23, 2012, each of the non-employee directors agreed to voluntarily forfeit their 2011 annual grant without the receipt of consideration. The options granted to the non-employee directors do not include any dividend or dividend equivalent rights. Each such option will expire, to the extent not previously exercised, ten years after the date of grant or earlier if their service as a director ends (generally three years from the date such service ends).

Under the 2005 Plan, outstanding unvested options held by non-employee directors vest and become fully exercisable: (a) upon the non-employee director’s death or termination of service as a result of disability; and (b) upon a “Change in Control” of the Company. Those options, and any others that had previously vested, will then continue to be exercisable or lapse in accordance with the other provisions of the 2005 Plan and the award agreement. For purposes of the 2005 Plan, a Change in Control generally includes (i) a change in the majority of the Board of Directors of the Company without the consent of the incumbent directors, (ii) any person or entity becoming the beneficial owner of 50% or more of the voting shares of the Company, (iii) consummation of a reorganization, merger or similar transaction as a result of which the Company’s stockholders prior to the consummation of the transaction no longer represent 50% of the voting power; and (iv) consummation of a sale of all or substantially all of the Company’s assets.

Discretionary Grants.    Non-employee directors may receive grants of stock options under the 2005 Plan at the discretion of the Compensation Committee. The last such discretionary grant was made on December 10, 2008, when each non-employee director received a non-qualified option to purchase 13,200 shares of common stock. The grants had an exercise price of $23.61 per share and the same vesting schedule and other terms as described above with respect to the annual grants to non-employee directors. There had been no prior discretionary grants of options to the non-employee directors since the Company’s initial public offering in September 2005.

Recent Securities Transactions

Based on our records and to the best of our knowledge, except as set forth below, no transactions in our common stock have been effected in the past 60 days by us or our executive officers, directors, affiliates or subsidiaries or by the executive officers or directors of our subsidiaries.

During the past 60 days, the Company repurchased a total of 15,600 shares of its common stock at a weighted average net price of $26.57 per share pursuant to the Company’s common stock repurchase program. In addition, during this period, the Company withheld a total of 21,513 shares of its common stock (based on an average share price of $27.40) in order to satisfy minimum tax withholding requirements resulting from the vesting of restricted stock of the Company. Moreover, the Company granted an aggregate of 10,000 shares of restricted stock and approximately 105,000 options with a weighted average exercise price of $30.31 to our employees other than our executive officers.

Date of Transaction	Identity of Person	Number of Shares	Price per Share	Nature of Transaction
02/11/2012	Martin J. Wygod	9,444	$27.09	9,444 shares of Restricted Stock were withheld to satisfy the minimum tax withholding requirement arising from vesting of Restricted Stock.
02/23/2012	Mark J. Adler	13,200	$51.06	13,200 options to purchase Common Stock were forfeited.
	Neil F. Dimick	13,200	$51.06	13,200 options to purchase Common Stock were forfeited.
	Jerome C. Keller	13,200	$51.06	13,200 options to purchase Common Stock were forfeited.
	James V. Manning	13,200	$51.06	13,200 options to purchase Common Stock were forfeited.
	Abdool Rahim Moossa	13,200	$51.06	13,200 options to purchase Common Stock were forfeited.
	Herman Sarkowsky	13,200	$51.06	13,200 options to purchase Common Stock were forfeited.
	Joseph E. Smith	13,200	$51.06	13,200 options to purchase Common Stock were forfeited.
	Stanley S. Trotman, Jr.	13,200	$51.06	13,200 options to purchase Common Stock were forfeited.
	Kevin Cameron	65,000	$46.81	65,000 options to purchase Common Stock were forfeited.
	Gregory Mason	175,000	$45.82	175,000 options to purchase Common Stock were forfeited.
	William Pence	150,000	$45.23	150,000 options to purchase Common Stock were forfeited.
	William Pence	75,000	$46.81	75,000 options to purchase Common Stock were forfeited.
	Anthony Vuolo	100,000	$46.81	100,000 options to purchase Common Stock were forfeited.
	Douglas W. Wamsley	75,000	$46.81	75,000 options to purchase Common Stock were forfeited.
	Martin J. Wygod	75,000	$46.81	75,000 options to purchase Common Stock were forfeited.
	Steven Zatz	75,000	$46.81	75,000 options to purchase Common Stock were forfeited.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from NASDAQ. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be delisted from NASDAQ or to be held of record by less than 300 persons. See Section 7.

Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

The completion of the Offer may require anti-dilution adjustments pursuant to the terms of the 2.50% Convertible Notes and the 2.25% Convertible Notes issued by the Company, as result of which such securities will become convertible into a larger number of shares than was the case prior to the completion of the Offer. The size of the adjustment, if any, will depend on the number of shares purchased in the Offer, the Final Purchase Price determined pursuant to the Offer and the average closing sale prices for shares of Common Stock for a ten consecutive trading day period starting on the first trading day subsequent to the Expiration Time.

13.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.	Material U.S. Federal Income Tax Consequences

General.    The following discussion is a summary of the material U.S. federal income tax consequences to stockholders with respect to a sale of shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Code, Treasury regulations, administrative pronouncements of the Internal Revenue Service (“IRS”) and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances or to certain types of stockholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, stockholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes or persons who received their shares through exercise of employee stock options or otherwise as compensation. In addition, the discussion below does not consider the effect of any alternative minimum taxes, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the shares are held as “capital assets” within the meaning of Section 1221 of the Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for these purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the Offer.

The Offer will have no U.S. federal income tax consequences to stockholders that do not tender any shares in the Offer.

Each stockholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer.

U.S. Federal Income Tax Treatment of U.S. Holders

Characterization of Sale of Shares Pursuant to the Offer.    The sale of shares by a stockholder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of shares by a stockholder for cash pursuant to the Offer will be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares the U.S. Holder has an option to purchase.

The receipt of cash by a U.S. Holder will be a “complete termination” if either (i) the U.S. Holder owns none of our shares either actually or constructively immediately after the shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our shares immediately after the sale of shares pursuant to the Offer and, with respect to shares constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Code.

The receipt of cash by a U.S. Holder will be “substantially disproportionate” if the percentage of our outstanding shares actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the tender offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether sale of shares by a stockholder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of shares. U.S. Holders should consult their own tax advisors regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular facts and circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer.

Sale or Exchange Treatment.    If any of the above three Section 302 Tests is satisfied, and the sale of the shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder and such holder’s adjusted tax basis in the shares sold pursuant to the Offer. Generally, a U.S. Holder’s adjusted tax basis in the shares will be equal to the cost of the shares to the U.S. Holder. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of the purchase by us pursuant to Offer. Certain U.S. Holders (including individuals) are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain (maximum rate of 15%). A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer.

Distribution Treatment.    If none of the Section 302 Tests are satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s shares in an amount equal to the cash received by such U.S. Holder pursuant to the Offer. The distribution would be treated as a dividend to the extent of such U.S. Holder’s pro rata share of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety without a reduction for the U.S. Holder’s adjusted tax basis of the shares exchanged and the adjusted tax basis of such exchanged shares would be added to the adjusted tax basis of the U.S. Holder’s remaining shares, if any. Provided that minimum holding period requirements are met, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at a maximum rate of 15% on amounts treated as dividends. The amount of any distribution in excess of our current or accumulated earnings and profits would be treated as a return of the U.S. Holder’s adjusted tax basis in the shares (with a corresponding reduction in such U.S. Holder’s adjusted tax basis until reduced to zero), and then as gain from the sale or exchange of the shares.

If a sale of shares by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their own tax advisors regarding (i) whether a dividend-received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their shares.

We have not yet determined whether we will have current earnings and profits at the time of the repurchase. Whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, the extent to which a U.S. Holder will be treated as receiving a dividend if the repurchase of its shares pursuant to the Offer is not entitled to sale or exchange treatment under Section 302 of the Code is unclear.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Withholding for Non-U.S. Holders.    See Section 3 and the discussion below under “Distribution Treatment” with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders pursuant to the Offer.

Sale or Exchange Treatment.    Gain recognized by a Non-U.S. Holder on a sale of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to the U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the shares constitute a U.S. real property interest and the Non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of our shares. Our shares will constitute a U.S. real property interest with respect to a Non-U.S. Holder if WebMD is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Holder held shares or (ii) the five-year period ending on the date the Non-U.S. Holder sells shares pursuant to the Offer. WebMD does not believe that it has been a United States real property holding corporation at any time during the last five years.

Distribution Treatment.    If the Non-U.S. Holder does not satisfy any of the Section 302 Tests explained above, the full amount received by the Non-U.S. Holder with respect to the sale of shares to us pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital or as gain from the sale of shares will be determined in the manner described above under “U.S. Federal Income Tax Treatment of U.S. Holders.”

If a Non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such U.S. brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before any payment is made, the Depositary has advised WebMD that it will withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is properly exempt from U.S. federal gross income tax under the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test.

To obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed, at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Tax Considerations for Participants in the WebMD 401(k) Savings Plan

Special tax consequences may apply with respect to shares tendered through the WebMD 401(k) Savings Plan. Please refer to the letter that will be sent to plan participants from the plan trustee for a discussion of the tax consequences applicable to shares held pursuant to the plan.

Tax Considerations for Holders of Vested Stock Options

Holders of vested stock options which are intended to be “incentive stock options” for U.S. federal income tax purposes should consult their own tax advisors as to the special tax consequences that may be applicable upon the exercise of any such options and the tender of the shares subject to such options pursuant to the Offer in light of the requisite holding periods under the Code.

Backup Withholding

See Section 3 with respect to the application of the U.S. federal backup withholding tax.

15.	Extension of the Tender Offer; Termination; Amendment

Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the aggregate value of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we change either of the stockholders’ per share purchase price options of $24.50 or $26.00 or add additional per share purchase price options, (b) decrease the aggregate value of shares being sought in the Offer (and thereby decrease the number of shares purchasable in the Offer), or (c) increase the aggregate value of shares being sought in the Offer (and thereby increase the number of shares purchasable in the Offer), and, such increase in the number of shares purchasable in the Offer exceeds 2% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.	Fees and Expenses

We have retained Innisfree M&A Incorporated to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17.	Miscellaneous

We are not aware of any U.S. state where the making of the Offer is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such U.S. state.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer (the “Schedule TO”). The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary.

March 6, 2012

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF WEBMD HEALTH CORP.

The following table sets forth the name, present principal occupation or employment and 5-year employment history of the directors and executive officers of WebMD Health Corp. (“WebMD”). The business address of each director and executive officer is 111 Eighth Avenue, New York, New York 10011. Each director and executive officer of WebMD is a United States citizen, except for Dr. Abdool Rahim Moossa, who is a citizen of the United Kingdom and a permanent resident of the United States.

Name	Present Principal Occupation or Employment and Material Positions Held During the Past 5 Years
Mark J. Adler, M.D.

Mark J. Adler, M.D. has been a member of WebMD’s Board of Directors since September 2005. From September 2000 until completion of WebMD’s merger with HLTH Corporation (“HLTH”), the former parent company of WebMD, in October 2009 (which we refer to as the Merger), Dr. Adler was a member of HLTH’s Board of Directors. Dr. Adler is an oncologist and served for over ten years as Chief Executive Officer of the San Diego Cancer Center until its acquisition in February 2011 by the University of California. He continues as a director of this cancer center and is a director of the San Diego Cancer Research Institute. Until April 2006, he had also served, for more than five years, as the Chief Executive Officer of the combined internal medicine and oncology group of Medical Group of North County in San Diego, California.

Kevin M. Cameron

Kevin M. Cameron became a member of WebMD’s Board of Directors in October 2009, upon completion of the Merger. Mr. Cameron had been a member of HLTH’s Board of Directors from October 2004 until the Merger. He also served as Chief Executive Officer of HLTH from October 2004 until February 2008, when he went on medical leave. Since November 2009, Mr. Cameron has served as Special Advisor to the Chairman of WebMD. From November 2005 until November 2006, Mr. Cameron also served as Acting CEO of Emdeon Business Services, which was then one of HLTH’s segments. From January 2002 until October 2004, Mr. Cameron was Special Advisor to the Chairman of HLTH. From September 2000 to January 2002, he served as Executive Vice President, Business Development of HLTH and, in addition, from September 2001 through January 2002, was a member of the Office of the President. From April 2000 until its merger with HLTH in September 2000, Mr. Cameron served as Executive Vice President, Business Development of a predecessor to HLTH. Prior to April 2000, Mr. Cameron was a Managing Director of the Health Care Investment Banking Group of UBS and held various positions at Salomon Smith Barney.

Name	Present Principal Occupation or Employment and Material Positions Held During the Past 5 Years
Neil F. Dimick

Neil F. Dimick has been a member of WebMD’s Board of Directors since September 2005. From December 2002 until completion of the Merger in October 2009, Mr. Dimick was a member of HLTH’s Board of Directors. Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a wholesale distributor of pharmaceuticals, from 2001 to 2002, and as Senior Executive Vice President and Chief Financial Officer and as a director of Bergen Brunswig Corporation, a wholesale distributor of pharmaceuticals, for more than five years prior to its merger in 2001 with AmeriSource Health Corporation to form AmerisourceBergen. He also serves as a member of the boards of directors of the following companies: Alliance Imaging Inc., a provider of outsourced diagnostic imaging services to hospitals and other healthcare companies; Global Resources Professionals, an international professional services firm that provides outsourced services to companies on a project basis; Mylan Laboratories, Inc., a pharmaceutical manufacturer; and Thoratec Corporation, a developer of products to treat cardiovascular disease.

Jerome C. Keller

Jerome C. Keller has been a member of WebMD’s Board of Directors since September 2005. From 1997 until he retired in October 2005, Mr. Keller served as Senior Vice President, Sales and Marketing at Martek Biosciences Corporation, a company that develops and sells microalgae products, and he served from October 2005 until its acquisition by Royal DSM N.V. in February 2011, as a member of its board of directors. He served as Vice President of Sales for Merck & Co. Inc., a pharmaceutical company, from 1986 to 1993.

James V. Manning

James V. Manning has been a member of WebMD’s Board of Directors since September 2005. From September 2000 until completion of the Merger in October 2009, Mr. Manning was a member of HLTH’s Board of Directors. Prior to that, he was a member of a predecessor company’s board of directors for more than five years.

Gregory A. Mason

Gregory A. Mason joined WebMD as Executive Vice President, Consumer Services in June 2011. From 2010 until joining WebMD, Mr. Mason served as Senior Vice President and General Manager of the Technology, Business & News Division of CBS Interactive, the online operations of CBS Corporation. For more than five years prior to that, he served in various management positions at CBS Interactive and, prior to its acquisition by CBS, at CNET, an online media company with a focus on technology.

Name	Present Principal Occupation or Employment and Material Positions Held During the Past 5 Years
Abdool Rahim Moossa, M.D.

Abdool Rahim Moossa, M.D. has been a member of WebMD’s Board of Directors since September 2005. Since 2003, he has served as the Distinguished Professor of Surgery and Emeritus Chairman of the Department of Surgery, at the School of Medicine, University of California, San Diego (UCSD). From 2003 to 2009, Dr. Moossa also served as Associate Dean and Special Counsel to the Vice Chancellor for Health Sciences and Director of Tertiary and Quaternary Referral Services for UCSD. Prior to that, he served as Professor and Chairman, Department of Surgery, UCSD from 1983 to 2003. He also serves as a member of the board of directors of the Foundation for Surgical Education.

William Pence

William Pence has served as Executive Vice President and Chief Technology Officer of WebMD since November 2007. Before joining WebMD, Mr. Pence had served as Chief Technology Officer and Senior Vice President at Napster since 2003. From 2000 to 2003, Mr. Pence was the Chief Technology Officer for Universal Music Group’s online initiatives and for the pressplay joint venture with Sony. That joint venture later served as the basis for the relaunched Napster service. Previously, Mr. Pence spent more than a decade at IBM, where he held various technology management positions in research as well as in the software division, focused on guiding research and development and commercializing technology for IBM product divisions. Mr. Pence received a Bachelor of Science in Physics from the University of Virginia, and a Ph.D. in Electrical Engineering from Cornell University.

Herman Sarkowsky

Herman Sarkowsky became a member of WebMD’s Board of Directors in October 2009, upon completion of the Merger. Mr. Sarkowsky was a member of HLTH’s Board of Directors from November 2000 until the Merger. Prior to that, he was a member of a predecessor company’s board of directors for more than five years. Mr. Sarkowsky has been President of Sarkowsky Investment Corporation, a private investment company, for more than five years. From July 2010 until December 2011, Mr. Sarkowsky was a member of the Board of Directors of Power Efficiency Corp., which develops and markets energy saving technologies for electric motors. Since 2009, Mr. Sarkowsky has been a member of The UW Medicine Board, which advises and assists the chief executive officer and the dean of the School of Medicine of the University of Washington in strategic planning and oversight of programs across UW Medicine. Prior to that, Mr. Sarkowsky served on the University of Washington Hospital Board for 12 years, during two of which he was chairman of that board.

Name	Present Principal Occupation or Employment and Material Positions Held During the Past 5 Years
Joseph E. Smith

Joseph E. Smith became a member of WebMD’s Board of Directors in October 2009, upon completion of the Merger. Mr. Smith was a member of HLTH’s Board of Directors from September 2000 until the Merger. Mr. Smith served in various positions with Warner-Lambert Company, a pharmaceutical company, from March 1989 to September 1997, the last of which was Corporate Executive Vice President and a member of the Office of the Chairman and the firm’s Management Committee. Mr. Smith is a member of the Board of Directors of Par Pharmaceutical Companies, Inc., a manufacturer and distributor of generic and branded pharmaceuticals, and serves as Lead Director of that board. He is a member of the Board of Trustees of the International Longevity Center, a non-profit organization.

Stanley S. Trotman, Jr.

Stanley S. Trotman, Jr. has been a member of WebMD’s Board of Directors since September 2005. Mr. Trotman retired in 2001 from UBS Financial Services, Inc. after it acquired, in 2000, PaineWebber Incorporated, an investment banking firm where he had been a Managing Director with the Health Care Group since 1995. He serves as a member of the board of directors of American Shared Hospital Services, a public company that provides radio surgery services to medical centers for use in brain surgery. He also serves as a director of Ascend Health Care Corp., a privately-held company that provides services to acute psychiatric patients.

Anthony Vuolo

Anthony Vuolo became the Interim Chief Executive Officer of WebMD in January 2012 and also continues to serve as its Chief Financial Officer, a position he has held since November 2009. Mr. Vuolo served as Chief Operating Officer of WebMD from July 2007 until January 2012. From May 2005 until August 2007, Mr. Vuolo served as Executive Vice President and Chief Financial Officer of WebMD. Prior to that, Mr. Vuolo served in senior financial, operational and business development positions at HLTH and its predecessors for more than ten years.

Douglas W. Wamsley

Douglas W. Wamsley has, since July 2005, served as Executive Vice President, General Counsel and Secretary of WebMD. From September 2001 until July 2005, Mr. Wamsley served as Senior Vice President — Legal of HLTH, focusing on its WebMD segment.

Martin J. Wygod

Martin J. Wygod has, since May 2005, served as Chairman of the Board of WebMD. From March 2001 until the Merger in October 2009, Mr. Wygod served as HLTH’s Chairman of the Board and served as a member of its Board of Directors from September 2000 until the Merger. Mr. Wygod also served as HLTH’s Acting Chief Executive Officer from February 2008 until the Merger and as its Chief Executive Officer from September 2000 until May 2003. He is also engaged in the business of racing, boarding and breeding thoroughbred horses, and is President of River Edge Farm, Inc.

Name	Present Principal Occupation or Employment and Material Positions Held During the Past 5 Years
Steven Zatz, M.D.

Steven Zatz, M.D. has, since July 2005, served as Executive Vice President, Professional Services of WebMD. From October 2000 to July 2005, Dr. Zatz had similar responsibilities at HLTH, where he focused on the physician portals. Dr. Zatz was Senior Vice President, Medical Director of CareInsite, Inc. from June 1999 until its acquisition by HLTH in September 2000. Prior to joining CareInsite, Dr. Zatz was a Senior Vice President of RR Donnelly Financial in charge of its healthcare business from October 1998 to May 1999. From August 1995 to May 1998, Dr. Zatz was President of Physicians’ Online, an online portal for physicians.

WEBMD HEALTH CORP.

March 6, 2012

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Mail or Overnight Courier: American Stock Transfer & Trust Company, LLC Attention: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	By Facsimile Transmission (for eligible institutions only): American Stock Transfer & Trust Company, LLC Attention: Reorganization Department Facsimile: 718-234-5001 To confirm: 1-877-248-6417	By Hand: American Stock Transfer & Trust Company, LLC Attention: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

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New York, New York 10022

Stockholders call toll-free: 1-888-750-5834

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